Name of Subsidiary(s)              Names under which
[state of incorporation or organization]   business done (b)

Champion Home Builders Co. [Michigan]            -
Dutch Housing, Inc. [Michigan]                   -
Chandeleur Homes, Inc. [Michigan]                -
Redman Industries, Inc. [Delaware]               -
  Redman Homes, Inc. [Delaware]                  -
  Western Homes Corporation [Delaware]      Silvercrest Homes


(a) Each subsidiary is wholly-owned by the Registrant, or by the subsidiary of the Registrant which is its immediate parent and under which it is listed in the above table.